Exhibit 99.1

Contact:	Investors/Analysts:	Media:
	Steve Weber	Steve Astle
	(800) 213-5542	(415) 446-6204
	investor@fico.com	stephenastle@fico.com

FICO Announces Greg Gianforte Joins Board of Directors

SAN JOSE, Calif. – November 12, 2013—FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced the addition of Greg Gianforte to its Board of Directors. Mr. Gianforte’s appointment to the Board is effective November 15, 2013.

Greg Gianforte has a long and successful history as a software entrepreneur. He founded RightNow Technologies, a cloud-based customer-service and support solutions company, in 1997. He grew the company to more than $225 million in annual revenue, serving as RightNow’s CEO until it was acquired by Oracle in 2012. In 2003, Gianforte was named Pacific Northwest Entrepreneur of the Year by Ernst & Young, in recognition of outstanding achievement and innovation in business. He also received the Influential Leader Award from CRM Magazine for his successful leadership of RightNow. In 2007, he was inducted into the CRM Hall of Fame, recognizing his consistent influence over employees, customers, partners and competitors in the field.

“We are thrilled to have Greg Gianforte join our board,” commented Will Lansing, chief executive, FICO. “His extensive software background and experience with successfully introducing cloud-based solutions will be invaluable to us as we pursue new growth initiatives.”

About FICO

FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2013 and Form 10-Q for the quarter ended June 30, 2013. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.